Citigroup Global Markets Holdings Inc.	May 22, 2026 Medium-Term Senior Notes, Series N Pricing Supplement No. 2026-USNCH31959 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293732 and 333-293732-02

Buffer Securities Linked to an Equally Weighted Basket of Three Underlyings Due May 28, 2031

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of an equally weighted basket composed of the underlyings specified below.

▪	The Nasdaq-100 Futures Excess Return Index tracks futures contracts on the Nasdaq-100 Index®, the Russell 2000 Futures Excess Return Index tracks futures contracts on the Russell 2000® Index and the S&P 500 Futures Excess Return Index tracks futures contracts on the S&P 500® Index. The underlyings are expected to underperform the total return performance of the Nasdaq-100 Index®, Russell 2000® Index and the S&P 500® Index, respectively, because of implicit financing costs. See “Summary Risk Factors” for more information.

▪	The securities offer modified exposure to the performance of the basket from the initial basket value to the final basket value, with (i) the opportunity to participate in any appreciation of the basket at the upside participation rate specified below and (ii) a limited buffer against any depreciation of the basket as described below. In exchange for these features, investors in the securities must be willing to forgo any dividends with respect to the underlyings. In addition, investors in the securities must be willing to accept downside exposure to any depreciation of the basket in excess of the buffer percentage specified below. If the basket depreciates by more than the buffer percentage from the initial basket value to the final basket value, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage.

▪	In order to obtain the modified exposure to the basket that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Basket:	Underlyings	Weighting	Initial Underlying Value*
	Nasdaq-100 Futures Excess Return Index	1/3	779.7844
	Russell 2000 Futures Excess Return Index	1/3	385.20
	S&P 500 Futures Excess Return Index	1/3	601.21
* For each underlying, its closing value on the pricing date
Stated principal amount:	$1,000 per security
Pricing date:	May 22, 2026
Issue date:	May 28, 2026
Valuation date:	May 22, 2031, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	May 28, 2031
Payment at maturity:

You will receive at maturity for each security you then hold:

▪ If the final basket value is greater than the initial basket value:

$1,000 + the return amount

▪ If the final basket value is less than or equal to the initial basket value but greater than or equal to the final buffer value:

$1,000

▪ If the final basket value is less than the final buffer value:

$1,000 + [$1,000 × (the basket return + the buffer percentage)]

If the final basket value is less than the final buffer value, which means that the basket has depreciated from the initial basket value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage.

Initial basket value:	100.00
Final basket value:	100 × (1 + the sum of the weighted underlying returns of the underlyings)
Return amount:	$1,000 × the basket return × the upside participation rate
Upside participation rate:	187.00%
Basket return:	(i) The final basket value minus the initial basket value, divided by (ii) the initial basket value
Weighted underlying return:	For each underlying, its underlying return multiplied by its weighting
Final underlying value:	For each underlying, its closing value on the valuation date
Underlying return:	For each underlying, (i) its final underlying value minus its initial underlying value, divided by (ii) its initial underlying value
Final buffer value:	80.00, 80.00% of the initial basket value
Buffer percentage:	20.00%
Listing:	The securities will not be listed on any securities exchange
Paying agent:	Citibank, N.A.
CUSIP / ISIN:	17332V6V1 / US17332V6V10
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000.00	$7.50	$992.50
Total:	$370,000.00	$2,775.00	$367,225.00

(1) On the date of this pricing supplement, the estimated value of the securities is $975.50 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $7.50 for each security sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus. In addition, CGMI will pay to one or more electronic platform providers a fee of up to $1.50 for each security sold in this offering where related selected dealers and/or custodians implement or utilize such providers.

(3) The per security proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-12 dated February 25, 2026	Underlying Supplement No. 13 dated February 25, 2026

Prospectus Supplement and Prospectus each dated February 25, 2026

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of each underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to each underlying. The accompanying underlying supplement contains information about the reference indices on which the underlyings are ultimately based that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical basket returns.

Investors in the securities will not receive any dividends with respect to the stocks included in any underlying. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlyings” below.

Payout Diagram

■ The Securities	■ The Basket
PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the securities, assuming the various hypothetical final basket values indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the securities will be. The actual payment at maturity will depend on the actual final basket value.

The examples below are based on the following hypothetical values and do not reflect the actual initial underlying values of the underlyings.  For the actual initial underlying value of each underlying, see the cover page of this pricing supplement.  We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work.  However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial underlying value of each underlying, and not the hypothetical values indicated below. For ease of analysis, figures below have been rounded.

Underlying	Hypothetical Initial Underlying Value
Nasdaq-100 Futures Excess Return Index	100.00
Russell 2000 Futures Excess Return Index	100.00
S&P 500 Futures Excess Return Index	100.00

Example 1—Upside Scenario. The hypothetical final basket value is 104.00 (a 4.00% increase from the initial basket value), which is greater than the initial basket value.

Underlying	Hypothetical Final Underlying Value	Hypothetical Underlying Return	Weighting	Hypothetical Weighted Underlying Return
Nasdaq-100 Futures Excess Return Index	102.00	2.00%	1/3	0.67%
Russell 2000 Futures Excess Return Index	120.00	20.00%	1/3	6.67%
S&P 500 Futures Excess Return Index	90.00	-10.00%	1/3	-3.33%
Sum of the hypothetical weighted underlying returns:				4.00%
Hypothetical final basket value:		100 × (1 + the sum of the hypothetical weighted underlying returns) = 100 × (1 + 4.00%) = 104.00

Payment at maturity per security = $1,000 + the return amount

= $1,000 + ($1,000 × the basket return × the upside participation rate)

= $1,000 + ($1,000 × 4.00% × 187.00%)

= $1,000 + $74.80

= $1,074.80

In this scenario, the basket has appreciated from the initial basket value to the final basket value, and your total return at maturity would equal the basket return multiplied by the upside participation rate.

Example 2—Par Scenario. The hypothetical final basket value is 95.00 (a 5.00% decrease from the initial basket value), which is less than the initial basket value but greater than the final buffer value.

Underlying	Hypothetical Final Underlying Value	Hypothetical Underlying Return	Weighting	Hypothetical Weighted Underlying Return
Nasdaq-100 Futures Excess Return Index	85.00	-15.00%	1/3	-5.00%
Russell 2000 Futures Excess Return Index	70.00	-30.00%	1/3	-10.00%
S&P 500 Futures Excess Return Index	130.00	30.00%	1/3	10.00%
PS-3

Citigroup Global Markets Holdings Inc.

Sum of the hypothetical weighted underlying returns:	-5.00%
Hypothetical final basket value:	100 × (1 + the sum of the hypothetical weighted underlying returns) = 100 × (1 + -5.00%) = 95.00

Payment at maturity per security = $1,000

In this scenario, the basket has depreciated from the initial basket value to the final basket value, but not by more than the buffer percentage.  As a result, you would be repaid the stated principal amount of your securities at maturity but would not receive any positive return on your investment.

Example 3—Downside Scenario. The hypothetical final basket value is 30.00 (a 70.00% decrease from the initial basket value), which is less than the final buffer value.

Underlying	Hypothetical Final Underlying Value	Hypothetical Underlying Return	Weighting	Hypothetical Weighted Underlying Return
Nasdaq-100 Futures Excess Return Index	40.00	-60.00%	1/3	-20.00%
Russell 2000 Futures Excess Return Index	30.00	-70.00%	1/3	-23.33%
S&P 500 Futures Excess Return Index	20.00	-80.00%	1/3	-26.67%
Sum of the hypothetical weighted underlying returns:				-70.00%
Hypothetical final basket value:		100 × (1 + the sum of the hypothetical weighted underlying returns) = 100 × (1 + -70.00%) = 30.00

Payment at maturity per security = $1,000 + [$1,000 × (the basket return + the buffer percentage)]

= $1,000 + [$1,000 × (-70.00% + 20.00%)]

= $1,000 + [$1,000 × -50.00%]

=$1,000 + -$500.00

= $500.00

In this scenario, the basket has depreciated from the initial basket value to the final basket value by more than the buffer percentage.  As a result, your total return at maturity in this scenario would be negative and would reflect 1-to-1 exposure to the negative performance of the basket beyond the buffer percentage.

PS-4

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the basket. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the basket. If the basket depreciates by more than the buffer percentage from the initial basket value to the final basket value, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	You will not receive dividends or have any other rights with respect to the underlyings. You will not receive any dividends with respect to the underlyings. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlyings or the stocks included in the underlyings.

▪	Your payment at maturity depends on the value of the basket on a single day. Because your payment at maturity depends on the value of the basket solely on the valuation date, you are subject to the risk that the value of the basket on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the basket that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing values of the basket, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the closing values of the underlyings, dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market

PS-5

Citigroup Global Markets Holdings Inc.

rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of and correlation between the closing values of the underlyings, the dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing values of the underlyings may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Changes in the closing values of the underlyings may offset each other. The performances of the underlyings may not be correlated with each other. If one of the underlyings appreciates, the other underlyings may not appreciate as much or may even depreciate. In such event, the appreciation of one of the underlyings may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the value of the other underlyings.

▪	The underlyings may be highly correlated in decline. The performances of the underlyings may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the markets that the underlyings track. If the underlyings become correlated in decline, the depreciation of one underlying will not be offset by the performance of the other underlyings and, in fact, each underlying may contribute to an overall decline from the initial basket value to the final basket value.

▪	An investment in the securities is not a diversified investment. The fact that the securities are linked to a basket does not mean that the securities represent a diversified investment. First, although the underlyings differ in important respects, they each track the performance of equity markets, and each may perform poorly if there is a global downturn in equity markets. Second, the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. No amount of diversification that may be represented by the underlyings will offset the risk that we and Citigroup Inc. may default on our obligations.

▪	The Russell 2000 Futures Excess Return Index is subject to risks associated with small capitalization stocks. The stocks that constitute the reference index for the Russell 2000 Futures Excess Return Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	The underlyings are expected to underperform the total return performance of their reference indices because the performance of the underlyings is expected to be reduced by implicit financing costs, and any increase in these costs will adversely affect the performance of the securities. The Nasdaq-100 Futures Excess Return Index, the Russell 2000 Futures Excess Return Index and the S&P 500 Futures Excess Return Index are futures-based indices. As futures-based indices, they are expected to reflect not only the performance of their reference indices (the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, respectively), but also the implicit costs of a financed position in those reference indices. The cost of these financed positions will adversely affect the value of the underlyings. Any increase in market interest rates will be expected to further increase these implicit financing costs and will increase the negative effect on the performance of the underlyings. Because of these implicit financing costs, the Nasdaq-100 Futures Excess Return Index, the Russell 2000 Futures Excess Return Index and the S&P 500 Futures Excess Return Index are expected to underperform the total return performance of the Nasdaq-100 Index®, Russell 2000® Index and the S&P 500® Index, respectively.

PS-6

Citigroup Global Markets Holdings Inc.

▪	Our offering of the securities is not a recommendation of the basket or the underlyings. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the basket or any of the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities.

▪	The closing value of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	Changes that affect the underlyings may affect the value of your securities. The sponsors of the underlyings may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the underlyings. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlyings and the value of and your return on the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-7

Citigroup Global Markets Holdings Inc.

Additional Terms of the Securities

Market disruption events. For purposes of determining whether a market disruption event occurs with respect to the Nasdaq-100 Futures Excess Return Index, the Russell 2000 Futures Excess Return Index and the S&P 500 Futures Excess Return Index, each reference to the “Underlying Index” in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” in the accompanying product supplement shall be deemed replaced with a reference to the “Underlying Index or its Reference Index”. The reference index with respect to the Nasdaq-100 Futures Excess Return Index is specified in Annex A to this pricing supplement. The reference index with respect to the Russell 2000 Futures Excess Return Index is specified in Annex B to this pricing supplement. The reference index with respect to the S&P 500 Futures Excess Return Index is specified in Annex C to this pricing supplement. References in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” in the accompanying product supplement to the securities comprising an Underlying Index shall be deemed to include futures contracts comprising an Underlying Index.

PS-8

Citigroup Global Markets Holdings Inc.

Hypothetical Historical Information About the Basket

Because the basket exists solely for purposes of these securities, historical information on the performance of the basket does not exist for dates prior to the pricing date for these securities. The graph below sets forth the hypothetical historical daily values of the basket for the period from January 4, 2016 to May 22, 2026, assuming that the basket was created on January 4, 2016 with the same underlyings and corresponding weights in the basket and with a value of 100 on that date. The hypothetical performance of the basket is based on the actual closing values of the underlyings on the applicable dates. We obtained these closing values from Bloomberg L.P., without independent verification. Any historical trend in the value of the basket during the period shown below is not an indication of the performance of the basket during the term of the securities.

Hypothetical Historical Basket Performance January 4, 2016 to May 22, 2026

PS-9

Citigroup Global Markets Holdings Inc.

Information About the Nasdaq-100 Futures Excess Return Index

For information about the Nasdaq-100 Futures Excess Return Index, see Annex A to this pricing supplement.

We have derived all information regarding the Nasdaq-100 Futures Excess Return Index from publicly available information and have not independently verified any information regarding the Nasdaq-100 Futures Excess Return Index. This pricing supplement relates only to the securities and not to the Nasdaq-100 Futures Excess Return Index. We make no representation as to the performance of the Nasdaq-100 Futures Excess Return Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Nasdaq-100 Futures Excess Return Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the Nasdaq-100 Futures Excess Return Index on May 22, 2026 was 779.7844.

The graph below shows the closing value of the Nasdaq-100 Futures Excess Return Index for each day such value was available from January 4, 2016 to May 22, 2026.  We obtained the closing values from Bloomberg L.P., without independent verification.  You should not take historical closing values as an indication of future performance.

All performance information for the Nasdaq-100 Futures Excess Return Index prior to April 1, 2024 is hypothetical and back-tested, as the Nasdaq-100 Futures Excess Return Index did not exist prior to that time. Back-tested performance reflects application of an index methodology and selection of index constituents with the benefit of hindsight and knowledge of factors that may have positively affected its performance, cannot account for all financial risk that may affect results and may be considered to reflect survivor/look ahead bias.  Actual returns may differ significantly from, and be lower than, back-tested returns. Past performance is not an indication or guarantee of future results.

Nasdaq-100 Futures Excess Return Index – Historical Closing Values January 4, 2016 to May 22, 2026

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Citigroup Global Markets Holdings Inc.

Information About the Russell 2000 Futures Excess Return Index

For information about the Russell 2000 Futures Excess Return Index, see Annex B to this pricing supplement.

We have derived all information regarding the Russell 2000 Futures Excess Return Index from publicly available information and have not independently verified any information regarding the Russell 2000 Futures Excess Return Index. This pricing supplement relates only to the securities and not to the Russell 2000 Futures Excess Return Index. We make no representation as to the performance of the Russell 2000 Futures Excess Return Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Russell 2000 Futures Excess Return Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the Russell 2000 Futures Excess Return Index on May 22, 2026 was 385.20.

The graph below shows the closing value of the Russell 2000 Futures Excess Return Index for each day such value was available from January 4, 2016 to May 22, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

All performance information for the Russell 2000 Futures Excess Return Index prior to May 20, 2024 is hypothetical and back-tested, as the Russell 2000 Futures Excess Return Index did not exist prior to that time. Back-tested performance is not actual performance, but is hypothetical. The sponsor of the Russell 2000 Futures Excess Return Index has stated that the back-tested calculations are based on the same methodology that was in effect when the index was officially launched. However, back-tested data may reflect the application of the index methodology with the benefit of hindsight, and the historic calculations of an index may change from month to month based on revisions to the underlying economic data used in the calculation of the index. Back-tested performance reflects application of an index methodology and selection of index constituents with the benefit of hindsight and knowledge of factors that may have positively affected its performance, cannot account for all financial risk that may affect results and may be considered to reflect survivor/look ahead bias. Actual returns may differ significantly from, and be lower than, back-tested returns. Past performance is not an indication or guarantee of future results.

Russell 2000 Futures Excess Return Index – Historical Closing Values January 4, 2016 to May 22, 2026

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Citigroup Global Markets Holdings Inc.

Information About the S&P 500 Futures Excess Return Index

For information about the S&P 500 Futures Excess Return Index, see Annex C to this pricing supplement.

We have derived all information regarding the S&P 500 Futures Excess Return Index from publicly available information and have not independently verified any information regarding the S&P 500 Futures Excess Return Index. This pricing supplement relates only to the securities and not to the S&P 500 Futures Excess Return Index. We make no representation as to the performance of the S&P 500 Futures Excess Return Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500 Futures Excess Return Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the S&P 500 Futures Excess Return Index on May 22, 2026 was 601.21.

The graph below shows the closing value of the S&P 500 Futures Excess Return Index for each day such value was available from January 4, 2016 to May 22, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

S&P 500 Futures Excess Return Index – Historical Closing Values January 4, 2016 to May 22, 2026

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Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $7.50 for each security sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $7.50 for each security they sell.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the securities to the extent determined to constitute unearned interest. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Citigroup Global Markets Holdings Inc. or Citigroup Inc., the indenture, the securities, the related guarantee (together with the indenture and the securities, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 25, 2026, which has been filed as an exhibit to the Registration Statement on Form S-3 by Citigroup Global Markets Holdings Inc. and Citigroup Inc. on February 25, 2026, that the Documents have been duly authorized, executed, authenticated (if applicable) and delivered by, and are each a valid, binding and enforceable agreement of, each party thereto (other than as expressly covered above in respect of Citigroup Global Markets Holdings Inc. and Citigroup Inc.) and that the terms of the securities and the issuance, execution, delivery and performance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. of the securities and the related guarantee do not contravene, or constitute a default under, any judgment, injunction, order or decree or any agreement or other instrument binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2026 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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Citigroup Global Markets Holdings Inc.

Annex A
Description of the Nasdaq-100 Futures Excess Return Index

We have derived all information contained in this pricing supplement regarding the Nasdaq-100 Futures Excess Return Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  We have not independently verified such information.  Such information reflects the policies of, and is subject to change by, Nasdaq, Inc.  The Nasdaq-100 Futures Excess Return Index is calculated, maintained and published by Nasdaq, Inc.  Nasdaq, Inc. has no obligation to continue to publish, and may discontinue the publication of, the Nasdaq-100 Futures Excess Return Index.

The Nasdaq-100 Futures Excess Return Index tracks futures contracts on the Nasdaq-100 Index®.  The Nasdaq-100 Index® is reported by Bloomberg L.P. under the ticker symbol “NDX.”  The Nasdaq-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on the Nasdaq Stock Market.  All stocks included in the Nasdaq-100 Index® are traded on a major U.S. exchange.  The Nasdaq-100 Index® was developed by the Nasdaq Stock Market, Inc. and is calculated, maintained and published by Nasdaq, Inc.  For more information about the Nasdaq-100 Index®, see “Equity Index Descriptions—The Nasdaq-100 Index®” in the accompanying underlying supplement.  We refer to the Nasdaq-100 Index® as the “reference index” for the Nasdaq-100 Futures Excess Return Index.

The Nasdaq-100 Futures Excess Return Index launch date was April 1, 2024, and it is reported by Bloomberg L.P. under the ticker symbol “NDXNQER.”

Index Calculation

The Nasdaq-100 Futures Excess Return Index tracks the performance of a hypothetical position, rolled quarterly, in the nearest-to-expiration E-mini Nasdaq-100 futures contract.  Constructed from E-mini Nasdaq-100 futures contracts, the Nasdaq-100 Futures Excess Return Index includes provisions for the replacement of the current E-mini Nasdaq-100 futures contract in the Nasdaq-100 Futures Excess Return Index as such futures contract approaches expiration with the next-expiring futures contract (also referred to as “rolling”).  This replacement occurs over a three index calculation day roll period every quarter, which begins five index calculation days prior to the last trade date of the futures contract.  On each day during the roll period, one-third of the index exposure is reallocated from the expiring futures contract into the next-expiring futures contract.

The Nasdaq-100 Futures Excess Return Index is calculated from the price change of the underlying E-mini Nasdaq-100 futures contract.  The change in the closing value of the Nasdaq-100 Futures Excess Return Index from one index calculation day to the next will reflect the change in the daily settlement price of the underlying futures contract over that period.  If the daily settlement price of the underlying futures contract it not available, then the last available price for the underlying futures contract will be used.

The Nasdaq-100 Futures Excess Return Index is an excess return index, which in this context means that its performance will be based solely on changes in the settlement price of its underlying futures contract.  An excess return index is distinct from a total return index, which, in addition to changes in the settlement price of the underlying futures contract, would reflect interest on a hypothetical cash position collateralizing that futures contract.

The Nasdaq-100 Futures Excess Return Index is calculated Monday through Friday, except on days when the Chicago Mercantile Exchange is scheduled to be closed.

Market disruptions

If a market disruption event (within the meaning of the index methodology) occurs or is occurring on an index calculation day that the index administrator determines materially affects the index, the index administrator may:

•	Delay the calculation of the index and halt the dissemination of the value of the index and/or other information relating to the index until such time, which may be a subsequent index calculation day, that the index administrator determines that such market disruption event is no longer occurring.

•	Determine a good faith estimate of any affected or missing input data required to calculate the index or the value of the index for such index calculation day or time for such index calculation day.

For these purposes, a market disruption event is, in respect of an underlying futures contract, the occurrence of one or more of the following events that affects that futures contract and that the index administrator deems to be material to the index:

•	Trading Disruption: Any unscheduled closure of the Chicago Mercantile Exchange; a material suspension, limitation or disruption of trading on the Chicago Mercantile Exchange; a failure of the Chicago Mercantile Exchange to publish the relevant price, level, value or other information; a halt in trading, such as a circuit breaker or other exchange imposed halt; or any other event that materially affects the ability of market participants to trade, effect transactions in, maintain or unwind positions in that futures contract.

•	Exchange Disruption: Any exchange related event that disrupts or impairs the ability of market participants to effect transactions or obtain market values or price discovery of a component used directly or indirectly in the index.

•	Price Failure: Any event that impairs or prevents the ability of the index administrator to obtain a relevant price, level, rate, value or any other information from an exchange or other source necessary, on a timely basis and in a manner acceptable to the index administrator, in order to perform the calculation of the index.

•	Inaccurate Data: The price or value of a component that has been calculated by reference to data that, in the determination of the index administrator, is inaccurate, incomplete and/or does not adequately reflect the true market price or value of such component.

•	Force Majeure: Any event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance, or restrictions due to emergency powers enforced by federal, state or local government agencies), that is beyond the reasonable control of the index administrator and that the

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index administrator determines, in its sole discretion, affects the index, a component of the index, any input data required to calculate the index, or that prevents the ability of the index administrator to calculate the index.

•	General Moratorium: The index administrator observes on any day that there has been a declaration of a general moratorium in respect of banking activities in any relevant jurisdiction.

If a market disruption event occurs on a scheduled roll day, then no change of index exposure to the underlying futures contracts will occur on that day, and instead the change of units for such disrupted days will take place, in addition to any scheduled change of units, on the next following index calculation day that such market disruption event is no longer occurring and there is no other market disruption event occurring.  If the last day of a scheduled roll period is a disrupted day, then that roll day will be postponed to the next index calculation day.

E-mini Nasdaq-100 futures contracts

E-mini Nasdaq-100 futures contracts are traded on the Chicago Mercantile Exchange under the ticker symbol “NQ.”  The Chicago Mercantile Exchange trades E-mini Nasdaq-100 futures contracts with expiration dates in March, June, September and December of each year.

E-mini Nasdaq-100 futures contracts differ from the futures contracts described below under “—Futures Contracts Generally” in that E-mini Nasdaq-100 futures contracts are cash settled only, meaning that the 100 stocks composing the Nasdaq-100 Index® are not actually delivered upon settlement of the futures contract.  Therefore, the E-mini Nasdaq-100 futures contracts are not contracts to actually buy and sell the stocks in the Nasdaq-100 Index®.  In all other relevant respects, however – including daily “mark to market” and realization of gains or losses based on the difference between the current settlement price and the initial futures price – the E-mini Nasdaq-100 futures contracts are similar to those described below under “—Futures Contracts Generally.”

Futures Contracts Generally

Generally speaking, a futures contract is an agreement to buy or sell an underlying asset on a future expiration date at a price that is agreed upon today.  If the underlying asset is worth more on the expiration date than the price specified in the futures contract, then the purchaser of that contract will achieve a gain on that contract, and if it is worth less, the purchaser will incur a loss.

For example, suppose that a futures contract entered into in January calls for the purchaser to buy the underlying asset in April at a price of $1,000.  If the underlying asset is worth $1,200 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth $1,200, achieving a $200 gain. Conversely, if the underlying asset is worth $800 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth only $800, incurring a $200 loss.

The gain or loss to the purchaser of this futures contract is different from the gain or loss that could have been achieved by the direct purchase of the underlying asset in January and the sale of that underlying asset in April.  This is because a futures contract is a “leveraged” way to invest in the underlying asset.  In other words, purchasing a futures contract is similar to borrowing money to buy the underlying asset, in that (i) it enables an investor to gain exposure to the underlying asset without having to pay the full cost of it up front and (ii) it entails a financing cost.

This financing cost is implicit in the difference between the spot price of the underlying asset and the futures price.  A “futures price” is the price at which market participants may agree today to buy or sell the underlying asset in the future, and the “spot price” is the current price of the underlying asset for immediate delivery.  The futures price is determined by market supply and demand and is independent of the spot price, but it is nevertheless generally expected that the futures price will be related to the spot price in a way that reflects a financing cost (because if it did not do so there would be an opportunity for traders to make sure profits, known as “arbitrage”).  For example, if January’s futures price is $1,000, January’s spot price may be $975.  If the underlying asset is worth $1,200 in April, the gain on the futures contract would be $200 ($1,200 minus $1,000), while the gain on a direct investment made at the January spot price would have been $225 ($1,200 minus $975).  The lower return on the futures contract as compared to the direct investment reflects this implicit financing cost.  Because of this financing cost, it is possible for a purchaser to incur a loss on a futures contract even if the spot price of the underlying asset increases over the term of the futures contract.  The amount of this financing cost is expected to increase as general market interest rates increase.

Futures contracts are standardized instruments that are traded on an exchange.  On each trading day, the exchange determines a settlement price (which may also be referred to as a closing price) for that futures contract based on the futures prices at which market participants entered into that futures contract on that day.  Open positions in futures contracts are “marked to market” and margin is required to be posted on each trading day.  This means that, on each trading day, the current settlement price for a futures contract is compared to the futures price at which the purchaser entered into that futures contract.  If the current settlement price has decreased from the initial futures price, then the purchaser will be required to deposit the decrease in value of that futures contract into an account.  Conversely, if the current settlement price has increased, the purchaser will receive that cash value in its account.  Accordingly, gains or losses on a futures contract are effectively realized on a daily basis up until the point when the position in that futures contract is closed out.

Because futures contracts have expiration dates, one futures contract must be rolled into another if there is a desire to maintain a continuous position in futures contracts on (rather than take delivery of) a particular underlying asset. This is typically achieved by closing out the position in the existing futures contract as its expiration date approaches and simultaneously entering into a new futures contract (at a new futures price based on the futures price then prevailing) with a later expiration date.

Comparison of Historical Nasdaq-100 Futures Excess Return Index Performance Against Historical Nasdaq-100 Index® Performance

The following graph sets forth a comparison of the historical performance of the Nasdaq-100 Futures Excess Return Index against the historical performance of the Nasdaq-100 Index® from January 4, 2016 through May 22, 2026, each normalized to have a closing value of 100.00 on January 4, 2016 to facilitate a comparison.  The performance of the Nasdaq-100 Index® shown below is its price return performance – i.e., its performance without reflecting dividends.  The total return performance of the Nasdaq-100 Index® (i.e., its performance reflecting dividends) would be greater than the price return performance shown below.

In the graph below, references to “NDXNQER” are to the Nasdaq-100 Futures Excess Return Index and references to “NDX” are to the Nasdaq-100 Index®.

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Citigroup Global Markets Holdings Inc.

All performance information for the Nasdaq-100 Futures Excess Return Index prior to April 1, 2024 is hypothetical and back-tested, as the Nasdaq-100 Futures Excess Return Index did not exist prior to that time.  Back-tested performance reflects application of an index methodology and selection of index constituents with the benefit of hindsight and knowledge of factors that may have positively affected its performance, cannot account for all financial risk that may affect results and may be considered to reflect survivor/look ahead bias.  Actual returns may differ significantly from, and be lower than, back-tested returns.  Past performance is not an indication or guarantee of future results.

PAST PERFORMANCE OF THE NASDAQ-100 FUTURES EXCESS RETURN INDEX AND RELATIVE PERFORMANCE BETWEEN THE NASDAQ-100 FUTURES EXCESS RETURN INDEX AND THE NASDAQ-100 INDEX® ARE NOT INDICATIVE OF FUTURE PERFORMANCE

Using the historical performance information from the graph above, the table below shows the annualized (annually compounded) performance of the Nasdaq-100 Futures Excess Return Index as compared to the Nasdaq-100 Index® for the last year, the last three years and the last five years, each as of May 22, 2026.

	Nasdaq-100 Futures Excess Return Index	Nasdaq-100 Index®
Last 1 Year	34.29%	39.64%
Last 3 Years	22.73%	28.61%
Last 5 Years	13.26%	17.04%

License Agreement

Citigroup Global Markets Inc. has entered into a non-exclusive license agreement with Nasdaq, Inc. providing for the license to Citigroup Global Markets Inc. and its affiliates, in exchange for a fee, of the right to use the Nasdaq-100 Futures Excess Return Index® in connection with certain securities, including the securities.

The license agreement between Nasdaq, Inc. and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement:

“The securities are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, Inc. with its affiliates are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities.  The Corporations make no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the Nasdaq-100 Futures Excess Return Index to track general stock market performance.  The Corporations’ only relationship to Citigroup Inc. and its affiliates is in

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the licensing of Nasdaq®, Nasdaq-100®, Nasdaq-100 Index® and Nasdaq-100 Futures Excess Return Index® registered trademarks, service marks and certain trade names of the Corporations and the use of the Nasdaq-100 Futures Excess Return Index which is determined, composed and calculated by Nasdaq, Inc. without regard to Citigroup Inc., its affiliates or the securities.  Nasdaq, Inc. has no obligation to take the needs of Citigroup Inc., its affiliates or the owners of the securities into consideration in determining, composing or calculating the Nasdaq-100 Futures Excess Return Index.  The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 FUTURES EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP INC., ITS AFFILIATES, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 FUTURES EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 FUTURES EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

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Annex B
Description of the Russell 2000 Futures Excess Return Index

We have derived all information contained in this pricing supplement regarding the Russell 2000 Futures Excess Return Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  We have not independently verified such information.  Such information reflects the policies of, and is subject to change by, FTSE Russell, a business division of London Stock Exchange Group plc.  The Russell 2000 Futures Excess Return Index is calculated, maintained and published by FTSE Russell.  FTSE Russell has no obligation to continue to publish, and may discontinue the publication of, the Russell 2000 Futures Excess Return Index.

The Russell 2000 Futures Excess Return Index tracks futures contracts on the Russell 2000® Index.  The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RUT.”  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  All stocks included in the Russell 2000® Index are traded on a major U.S. exchange.  It is calculated and maintained by FTSE Russell.  For more information about the Russell 2000® Index, see “Equity Index Descriptions—The Russell Indices” in the accompanying underlying supplement.  We refer to the Russell 2000® Index as the “reference index” for the Russell 2000 Futures Excess Return Index.

The Russell 2000 Futures Excess Return Index launch date was May 20, 2024, and it is reported by Bloomberg L.P. under the ticker symbol “RTYFPE.”  The Russell 2000 Futures Excess Return Index is calculated by MerQube, Inc., as calculation agent.

Index Calculation

The Russell 2000 Futures Excess Return Index tracks the performance of a hypothetical position, rolled quarterly, in the nearest-to-expiration E-mini Russell 2000 futures contract.  Constructed from E-mini Russell 2000 futures contracts, the Russell 2000 Futures Excess Return Index includes provisions for the replacement of the current E-mini Russell 2000 futures contract in the Russell 2000 Futures Excess Return Index as such futures contract approaches expiration with the next-expiring futures contract (also referred to as “rolling”).  This replacement occurs over a three business day roll period every quarter, which begins five business days prior to the last trade date of the futures contract.  On each day during the roll period, one-third of the index exposure is reallocated from the expiring futures contract into the next-expiring futures contract.

The Russell 2000 Futures Excess Return Index is calculated from the price change of the underlying E-mini Russell 2000 futures contract.  The change in the closing value of the Russell 2000 Futures Excess Return Index from one index calculation day to the next will reflect the change in the daily settlement price of the underlying futures contract over that period.

If, on any business day that does not fall within the roll period, the futures contract settlement price is not published or is otherwise unavailable, then the last available futures contract settlement price is used to calculate the Russell 2000 Futures Excess Return Index.  If the futures contract settlement price is not published or is otherwise unavailable at any time during the roll period, rolling will continue on subsequent roll days without amendment.  For example, if on the second roll day no prices are available, the roll will proceed on the third roll day (provided prices are available) using the weights scheduled for roll day 3.  On any given business day during the roll period when no rolling occurs, FTSE Russell will not calculate a value for the Russell 2000 Futures Excess Return Index, but will publish the last available value.

The Russell 2000 Futures Excess Return Index is an excess return index, which in this context means that its performance will be based solely on changes in the settlement price of its underlying futures contract.  An excess return index is distinct from a total return index, which, in addition to changes in the settlement price of the underlying futures contract, would reflect interest on a hypothetical cash position collateralizing that futures contract.

The Russell 2000 Futures Excess Return Index is calculated on each day on which the Chicago Mercantile Exchange is open for trading.

E-mini Russell 2000 futures contracts

E-mini Russell 2000 futures contracts are traded on the Chicago Mercantile Exchange under the ticker symbol “RTY.”  The Chicago Mercantile Exchange trades E-mini Russell 2000 futures contracts with expiration dates in March, June, September and December of each year.

E-mini Russell 2000 futures contracts differ from the futures contracts described below under “—Futures Contracts Generally” in that E-mini Russell 2000 futures contracts are cash settled only, meaning that the 2000 stocks composing the Russell 2000® Index are not actually delivered upon settlement of the futures contract.  Therefore, the E-mini Russell 2000 futures contracts are not contracts to actually buy and sell the stocks in the Russell 2000® Index.  In all other relevant respects, however – including daily “mark to market” and realization of gains or losses based on the difference between the current settlement price and the initial futures price – the E-mini Russell 2000 futures contracts are similar to those described below under “—Futures Contracts Generally.”

Futures Contracts Generally

Generally speaking, a futures contract is an agreement to buy or sell an underlying asset on a future expiration date at a price that is agreed upon today.  If the underlying asset is worth more on the expiration date than the price specified in the futures contract, then the purchaser of that contract will achieve a gain on that contract, and if it is worth less, the purchaser will incur a loss.

For example, suppose that a futures contract entered into in January calls for the purchaser to buy the underlying asset in April at a price of $1,000.  If the underlying asset is worth $1,200 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth $1,200, achieving a $200 gain. Conversely, if the underlying asset is worth $800 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth only $800, incurring a $200 loss.

The gain or loss to the purchaser of this futures contract is different from the gain or loss that could have been achieved by the direct purchase of the underlying asset in January and the sale of that underlying asset in April.  This is because a futures contract is a “leveraged” way to invest in the underlying asset.  In other words, purchasing a futures contract is similar to borrowing money to buy the underlying asset, in that (i) it enables an investor to gain exposure to the underlying asset without having to pay the full cost of it up front and (ii) it entails a financing cost.

PS-19

Citigroup Global Markets Holdings Inc.

This financing cost is implicit in the difference between the spot price of the underlying asset and the futures price.  A “futures price” is the price at which market participants may agree today to buy or sell the underlying asset in the future, and the “spot price” is the current price of the underlying asset for immediate delivery.  The futures price is determined by market supply and demand and is independent of the spot price, but it is nevertheless generally expected that the futures price will be related to the spot price in a way that reflects a financing cost (because if it did not do so there would be an opportunity for traders to make sure profits, known as “arbitrage”).  For example, if January’s futures price is $1,000, January’s spot price may be $975.  If the underlying asset is worth $1,200 in April, the gain on the futures contract would be $200 ($1,200 minus $1,000), while the gain on a direct investment made at the January spot price would have been $225 ($1,200 minus $975).  The lower return on the futures contract as compared to the direct investment reflects this implicit financing cost.  Because of this financing cost, it is possible for a purchaser to incur a loss on a futures contract even if the spot price of the underlying asset increases over the term of the futures contract.  The amount of this financing cost is expected to increase as general market interest rates increase.

Futures contracts are standardized instruments that are traded on an exchange.  On each trading day, the exchange determines a settlement price (which may also be referred to as a closing price) for that futures contract based on the futures prices at which market participants entered into that futures contract on that day.  Open positions in futures contracts are “marked to market” and margin is required to be posted on each trading day.  This means that, on each trading day, the current settlement price for a futures contract is compared to the futures price at which the purchaser entered into that futures contract.  If the current settlement price has decreased from the initial futures price, then the purchaser will be required to deposit the decrease in value of that futures contract into an account.  Conversely, if the current settlement price has increased, the purchaser will receive that cash value in its account.  Accordingly, gains or losses on a futures contract are effectively realized on a daily basis up until the point when the position in that futures contract is closed out.

Because futures contracts have expiration dates, one futures contract must be rolled into another if there is a desire to maintain a continuous position in futures contracts on (rather than take delivery of) a particular underlying asset. This is typically achieved by closing out the position in the existing futures contract as its expiration date approaches and simultaneously entering into a new futures contract (at a new futures price based on the futures price then prevailing) with a later expiration date.

Comparison of Historical Russell 2000 Futures Excess Return Index Performance Against Historical Russell 2000® Index Performance

The following graph sets forth a comparison of the historical performance of the Russell 2000 Futures Excess Return Index against the historical performance of the Russell 2000® Index from January 4, 2016 through May 22, 2026, each normalized to have a closing value of 100.00 on January 4, 2016 to facilitate a comparison.  The performance of the Russell 2000® Index shown below is its price return performance – i.e., its performance without reflecting dividends.  The total return performance of the Russell 2000® Index (i.e., its performance reflecting dividends) would be greater than the price return performance shown below.

In the graph below, references to “RTYFPE” are to the Russell 2000 Futures Excess Return Index and references to “RTY” are to the Russell 2000® Index.

All performance information for the Russell 2000 Futures Excess Return Index prior to May 20, 2024 is hypothetical and back-tested, as the Russell 2000 Futures Excess Return Index did not exist prior to that time.  Back-tested performance is not actual performance, but is hypothetical.  The sponsor of the Russell 2000 Futures Excess Return Index has stated that the back-tested calculations are based on the same methodology that was in effect when the index was officially launched.  However, back-tested data may reflect the application of the index methodology with the benefit of hindsight, and the historic calculations of an index may change from month to month based on revisions to the underlying economic data used in the calculation of the index.  Back-tested performance reflects application of an index methodology and selection of index constituents with the benefit of hindsight and knowledge of factors that may have positively affected its performance, cannot account for all financial risk that may affect results and may be considered to reflect survivor/look ahead bias.  Actual returns may differ significantly from, and be lower than, back-tested returns.  Past performance is not an indication or guarantee of future results.

PS-20

Citigroup Global Markets Holdings Inc.

PAST PERFORMANCE OF THE RUSSELL 2000 FUTURES EXCESS RETURN INDEX AND RELATIVE PERFORMANCE BETWEEN THE RUSSELL 2000 FUTURES EXCESS RETURN INDEX AND THE RUSSELL 2000® INDEX ARE NOT INDICATIVE OF FUTURE PERFORMANCE

Using the historical performance information from the graph above, the table below shows the annualized (annually compounded) performance of the Russell 2000 Futures Excess Return Index as compared to the Russell 2000® Index for the last year, the last three years and the last five years, each as of May 22, 2026.

	Russell 2000 Futures Excess Return Index	Russell 2000® Index
Last 1 Year	36.03%	40.27%
Last 3 Years	12.55%	16.90%
Last 5 Years	2.78%	5.30%

License Agreement

The securities are not sponsored, endorsed, sold, or promoted by London Stock Exchange Group plc or its affiliates (collectively, “LSE”) or any successor thereto or index owner and neither LSE nor any party hereto makes any representation or warranty whatsoever, whether express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Russell 2000 Futures Excess Return Index to track general stock market performance or a segment of the same. LSE’s publication of the Russell 2000 Futures Excess Return Index in no way suggests or implies an opinion by LSE as to the advisability of investment in any or all of the securities upon which the Russell 2000 Futures Excess Return Index is based. LSE is not responsible for and has not reviewed the securities or any associated literature or publications and LSE makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. LSE reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Futures Excess Return Index.  LSE has no obligation or liability in connection with the administration, marketing or trading of the securities.

“Russell 2000® Index” and “Russell 2000 Futures Excess Return Index” are trademarks of LSE and have been licensed for use by Citigroup Global Markets Inc. and its affiliates. This transaction is not sponsored, endorsed, sold, or promoted by LSE and LSE makes no representation regarding the advisability of entering into this transaction.

LSE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 FUTURES EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  LSE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP INC. AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 FUTURES EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN. LSE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 FUTURES EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL LSE HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN LSE AND CITIGROUP INC.”

PS-21

Citigroup Global Markets Holdings Inc.

Annex C
Description of the S&P 500 Futures Excess Return Index

We have derived all information contained in this pricing supplement regarding the S&P 500 Futures Excess Return Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The S&P 500 Futures Excess Return Index was developed by Standard & Poor’s Financial Services LLC (“S&P”) and is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the S&P 500 Futures Excess Return Index.

The S&P 500 Futures Excess Return Index tracks futures contracts on the S&P 500® Index. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.” The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. For more information about the S&P 500® Index, see “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement. We refer to the S&P 500® Index as the “reference index” for the S&P 500 Futures Excess Return Index.

The S&P 500 Futures Excess Return Index launch date was August 2, 2010, and it is reported by Bloomberg L.P. under the ticker symbol “SPXFP.”

Index Calculation

The S&P 500 Futures Excess Return Index tracks the performance of a hypothetical position, rolled quarterly, in the nearest-to-expiration E-mini S&P 500 futures contract. Constructed from E-mini S&P 500 futures contracts, the S&P 500 Futures Excess Return Index includes provisions for the replacement of the current E-mini S&P 500 futures contract in the S&P 500 Futures Excess Return Index as such futures contract approaches expiration (also referred to as “rolling”). This replacement occurs over a one-day rolling period every quarter, which is five days prior to the last trade date of the futures contract.

The S&P 500 Futures Excess Return Index is calculated from the price change of the underlying E-mini S&P 500 futures contract. On any trading date, t, the value of the S&P 500 Futures Excess Return Index is calculated as follows:

Where:

=	The value of the S&P 500 Futures Excess Return Index on the current day, t
=	The value of the S&P 500 Futures Excess Return Index on the preceding day on which the S&P 500 Futures Excess Return Index was calculated, t-1
=	The Contract Daily Return from day t-1 to day t, defined as:
=	The daily contract reference price of the futures contract, which is the official closing price, as designated by the exchange

Market disruptions are situations where the exchange has failed to open so that no trading is possible due to unforeseen events, such as computer or electric power failures, weather conditions or other events. If any such event happens on the roll date, the roll will take place on the next business day on which no market disruptions exist.

The S&P 500 Futures Excess Return Index is an excess return index, which in this context means that its performance will be based solely on changes in the settlement price of its underlying futures contract. An excess return index is distinct from a total return index, which, in addition to changes in the settlement price of the underlying futures contract, would reflect interest on a hypothetical cash position collateralizing that futures contract.

E-mini S&P 500 futures contracts

E-mini S&P 500 futures contracts were introduced in 1997 and are traded on the Chicago Mercantile Exchange under the ticker symbol “ES.” The Chicago Mercantile Exchange trades E-mini S&P 500 futures contracts with expiration dates in March, June, September and December of each year.

E-mini S&P 500 futures contracts differ from the futures contracts described below under “—Futures Contracts Generally” in that E-mini S&P 500 futures contracts are cash settled only, meaning that the 500 stocks composing the S&P 500® Index are not actually delivered upon settlement of the futures contract. Therefore, the E-mini S&P 500 futures contracts are not contracts to actually buy and sell the stocks in the S&P 500® Index. In all other relevant respects, however – including daily “mark to market” and realization of gains or losses based on the difference between the current settlement price and the initial futures price – the E-mini S&P 500 futures contracts are similar to those described below under “—Futures Contracts Generally.”

PS-22

Citigroup Global Markets Holdings Inc.

Futures Contracts Generally

Generally speaking, a futures contract is an agreement to buy or sell an underlying asset on a future expiration date at a price that is agreed upon today. If the underlying asset is worth more on the expiration date than the price specified in the futures contract, then the purchaser of that contract will achieve a gain on that contract, and if it is worth less, the purchaser will incur a loss.

For example, suppose that a futures contract entered into in January calls for the purchaser to buy the underlying asset in April at a price of $1,000. If the underlying asset is worth $1,200 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth $1,200, achieving a $200 gain. Conversely, if the underlying asset is worth $800 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth only $800, incurring a $200 loss.

The gain or loss to the purchaser of this futures contract is different from the gain or loss that could have been achieved by the direct purchase of the underlying asset in January and the sale of that underlying asset in April. This is because a futures contract is a “leveraged” way to invest in the underlying asset. In other words, purchasing a futures contract is similar to borrowing money to buy the underlying asset, in that (i) it enables an investor to gain exposure to the underlying asset without having to pay the full cost of it up front and (ii) it entails a financing cost.

This financing cost is implicit in the difference between the spot price of the underlying asset and the futures price. A “futures price” is the price at which market participants may agree today to buy or sell the underlying asset in the future, and the “spot price” is the current price of the underlying asset for immediate delivery. The futures price is determined by market supply and demand and is independent of the spot price, but it is nevertheless generally expected that the futures price will be related to the spot price in a way that reflects a financing cost (because if it did not do so there would be an opportunity for traders to make sure profits, known as “arbitrage”). For example, if January’s futures price is $1,000, January’s spot price may be $975. If the underlying asset is worth $1,200 in April, the gain on the futures contract would be $200 ($1,200 minus $1,000), while the gain on a direct investment made at the January spot price would have been $225 ($1,200 minus $975). The lower return on the futures contract as compared to the direct investment reflects this implicit financing cost. Because of this financing cost, it is possible for a purchaser to incur a loss on a futures contract even if the spot price of the underlying asset increases over the term of the futures contract. The amount of this financing cost is expected to increase as general market interest rates increase.

Futures contracts are standardized instruments that are traded on an exchange. On each trading day, the exchange determines a settlement price (which may also be referred to as a closing price) for that futures contract based on the futures prices at which market participants entered into that futures contract on that day. Open positions in futures contracts are “marked to market” and margin is required to be posted on each trading day. This means that, on each trading day, the current settlement price for a futures contract is compared to the futures price at which the purchaser entered into that futures contract. If the current settlement price has decreased from the initial futures price, then the purchaser will be required to deposit the decrease in value of that futures contract into an account. Conversely, if the current settlement price has increased, the purchaser will receive that cash value in its account. Accordingly, gains or losses on a futures contract are effectively realized on a daily basis up until the point when the position in that futures contract is closed out.

Because futures contracts have expiration dates, one futures contract must be rolled into another if there is a desire to maintain a continuous position in futures contracts on (rather than take delivery of) a particular underlying asset. This is typically achieved by closing out the position in the existing futures contract as its expiration date approaches and simultaneously entering into a new futures contract (at a new futures price based on the futures price then prevailing) with a later expiration date.

Comparison of Historical S&P 500 Futures Excess Return Index Performance Against Historical S&P 500® Index Performance

The following graph sets forth a comparison of the historical performance of the S&P 500 Futures Excess Return Index against the historical performance of the S&P 500® Index from January 4, 2016 through May 22, 2026, each normalized to have a closing value of 100.00 on January 4, 2016 to facilitate a comparison. The performance of the S&P 500® Index shown below is its price return performance – i.e., its performance without reflecting dividends.  The total return performance of the S&P 500® Index (i.e., its performance reflecting dividends) would be greater than the price return performance shown below.

In the graph below, references to “SPXFP” are to the S&P 500 Futures Excess Return Index and references to “SPX” are to the S&P 500® Index.

PS-23

Citigroup Global Markets Holdings Inc.

PAST PERFORMANCE OF THE S&P 500 FUTURES EXCESS RETURN INDEX AND RELATIVE PERFORMANCE BETWEEN THE S&P 500 FUTURES EXCESS RETURN INDEX AND THE S&P 500® INDEX ARE NOT INDICATIVE OF FUTURE PERFORMANCE

Using the historical performance information from the graph above, the table below shows the annualized (annually compounded) performance of the S&P 500 Futures Excess Return Index as compared to the S&P 500® Index for the last year, the last three years and the last five years, each as of May 22, 2026.

	S&P 500 Futures Excess Return Index	S&P 500® Index
Last 1 Year	23.68%	27.93%
Last 3 Years	16.38%	21.23%
Last 5 Years	9.50%	12.44%

License Agreement

S&P Dow Jones and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its other affiliates, in exchange for a fee, of the right to use indices owned and published by S&P Dow Jones in connection with certain financial products, including the securities. “Standard & Poor’s” and “S&P” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”). “Dow Jones” is a registered trademark of Dow Jones Trademark Holdings, LLC (“Dow Jones”). Trademarks have been licensed to S&P Dow Jones and have been licensed for use by Citigroup Inc. and its affiliates.

The license agreement between S&P Dow Jones and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement:

“The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones, Dow Jones, S&P or their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. S&P Dow Jones Indices’ only relationship to Citigroup Inc. and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P Dow Jones Indices and of the S&P 500 Futures Excess Return Index, which is determined, composed and calculated by S&P Dow Jones Indices without regard to Citigroup Inc., its affiliates or the securities. S&P Dow Jones Indices have no obligation to take the needs of Citigroup Inc., its affiliates or the holders of the securities into consideration in determining, composing or calculating the S&P 500 Futures Excess Return Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 FUTURES EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN AND S&P DOW JONES INDICES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P DOW JONES INDICES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS

PS-24

Citigroup Global Markets Holdings Inc.

TO BE OBTAINED BY CITIGROUP INC., HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 FUTURES EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 FUTURES EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P DOW JONES INDICES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND CITIGROUP INC.”

PS-25